Exhibit 99

July 13, 2004	Steven Wingfield (301) 564-3354

USEC Sees Improved Earnings for 2004
Annual Earnings Guidance Raised to $14 to $16 Million, Positive 2nd Quarter Expected

     Bethesda, MD — USEC Inc. (NYSE: USU) today updated its net income guidance for 2004 in a range of $14 to $16 million, or 17 to 19 cents per share, based on higher volumes and prices for natural uranium, and improved SWU pricing. The Company previously projected its net income in a range of $6 to $8 million for the year.

     The Company projects revenue for the full year will be almost $1.4 billion. Total revenue is basically unchanged from earlier guidance, but revenue from natural uranium is now expected to be $40 million higher at $210 million due to higher volumes and prices. Revenue from the Company’s primary product, low-enriched uranium measured by separative work units (SWU), is expected to decline on lower volumes but will benefit from modestly higher average prices billed to customers than originally projected. The lower SWU volume is due to the movement of customer orders from the fourth quarter of 2004 into early 2005. Higher uranium sales should improve gross margins in 2004 to 12 percent.

     The net income guidance of $14 to $16 million is after approximately $50 million in expenses to demonstrate the American Centrifuge technology. This spending on advanced technology development has the effect of reducing net income by about $30 million in 2004. In addition, USEC expects to capitalize approximately $20 million in spending related to the commercial centrifuge plant during 2004.

     For the second quarter ended June 30, 2004, USEC anticipates net income in a range of $5 to $7 million, or 6 to 8 cents per share. For the first six months, USEC anticipates a net loss of $4 to $6 million, or a loss of 5 to 7 cents per share. As previously disclosed, USEC expects approximately half of its revenue for 2004 in the fourth quarter ending December 31, 2004. USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, quarterly comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

     USEC expects to issue its earnings news release for the second quarter after the close of markets on August 3, 2004. That news release will provide further details of the Company’s financial results for the second quarter and its earnings and cash flow guidance for 2004.

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USEC Updates Earnings Guidance

     This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, which are described in USEC’s periodic filings with the Securities and Exchange Commission. These SEC filings are available on USEC’s website, www.usec.com.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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